Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2008 Third Quarter Financial Results

•	Revenues Increased by 46.5 Percent.
•	Diluted Earnings Per Share Increased by 73.3 Percent, From $0.15 Last Year to $0.26 This Year.

ATLANTA, October 29, 2008 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2008.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2008, revenues increased 46.5 percent to $237,217,000 compared to $161,961,000 in the third quarter last year.  Revenues increased compared to the prior year primarily due to higher capacity from revenue-producing equipment placed in service during the last 12 months, and greater utilization of the entire fleet of revenue-producing equipment.  Operating profit for the quarter increased 79.3% to $44,232,000 compared to $24,663,000 in the prior year.  Net income increased 73.1% to $25,780,000 or $0.26 diluted earnings per share, compared to $14,893,000 or $0.15 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $74,321,000 compared to $45,709,000 in the prior year, an increase of 62.6 percent. 1

Cost of revenues was $134,878,000, or 56.9 percent of revenues, during the third quarter of 2008, compared to $91,431,000, or 56.5 percent of revenues, in the prior year.  The increase in these costs was due to increased activity levels and the variable nature of many of these expenses, including materials and supplies, compensation, and fuel.  As a percentage of revenues, cost of revenues increased because of higher costs for materials and supplies and increased maintenance and repairs expenses.  Materials and supplies increased because of higher costs due to continued shortages of certain items, particularly proppant and acid.  In addition, fuel costs continued to be high during the quarter.  These increases were partially offset by direct labor cost efficiencies realized by higher utilization of a larger fleet of equipment during the quarter compared to last year.

Selling, general and administrative expenses increased by 12.7 percent in the third quarter of 2008 to $29,660,000 from $26,327,000 in the prior year.  This increase was due primarily to higher employment and other costs consistent with higher activity levels.  As a percentage of revenues, however, these costs decreased to 12.5 percent in 2008 compared to 16.3 percent last year due to positive leverage of these costs realized from the higher revenues.  Depreciation and amortization increased to $30,445,000 during the quarter, compared to $20,846,000 last year, due to the large amount of capital expenditures made during the last year.  Interest expense decreased during the quarter compared to the prior year, from $1,391,000 last year to $1,241,000 in 2008, due to lower interest rates, partially offset by a higher average balance on RPC’s revolving credit facility.

For the nine months ended September 30, 2008, revenues increased 28.8 percent to $649,133,000 compared to $504,037,000 last year.  Net income decreased 5.6 percent to $62,995,000, or $0.64 diluted earnings per share, compared to net income of $66,753,000, or $0.68 diluted earnings per share last year.

“We are pleased with RPC’s continued improved performance with our expanded fleet of equipment,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “Our operating margin during the quarter was 18.6 percent of revenues, an improvement compared to both the prior quarter and the prior year.  We utilized our equipment well in most of our locations, and continued to benefit from high customer activity levels and increased unconventional completion work in many of our geographical locations.  The average rig count during the quarter increased by 10.6 percent compared to the prior year, driven in part by natural gas prices that increased 46.3 percent and oil prices that increased by 56.9 percent compared to the prior year.  RPC’s revenues increased more than the domestic rig count because of our larger fleet of equipment that worked at higher utilization rates than the prior year.  Our high equipment utilization levels allowed us to realize leverage on our selling, general and administrative expenses, and we continued to realize positive leverage on direct labor.  Pricing for many of our services continues to be competitive, and high oilfield activity levels increase the price and reduce the availability of the proppant and acid used in our pressure pumping service line.  We have made some progress in securing sources of supply to create additional revenue opportunities.”

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2008 Press Release

Hubbell continued, “Hurricanes Gustav and Ike, which occurred during the third quarter, affected our customer activity levels, operational facilities, and administrative support functions throughout the Gulf Coast.  We estimate that our revenues for the third quarter were negatively impacted in the range of one to three percent, and our net income in the range of two to five percent.  During the third quarter we were able to garner some remediation work for hurricane recovery, but lost revenue, operational inefficiencies, and additional expenses negatively impacted our results.

“We invested over $35 million in new equipment and capitalized maintenance of the existing fleet during the quarter, which is less than in prior quarters.  We also repurchased approximately 524,000 shares of our stock during the quarter.  The balance on our revolving credit facility increased by $3 million during the quarter partially because of these actions.  Our long term growth plan is complete, but we will continue to make capital expenditures in locations and service lines in which customer demand and projected financial returns are favorable.  We are watching closely the recent softness in natural gas and oil prices, the current announcements by some of our customers that they plan to reduce their exploration and production spending, as well as the level of weakness in general economic conditions, which could reduce the demand for these commodities, and ultimately, our customers’ demands for our services.  We are also closely monitoring the turmoil in the financial markets for any implications that it may have for our capital expenditure and other capital structuring and capital allocation strategies,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues rose 50.9 percent for the quarter compared to the prior year, driven by strong industry activity, which included more unconventional drilling, increased capacity, and improved utilization, particularly in pressure pumping and downhole tool services.  Support Services revenues rose by 24.4 percent during the quarter compared to the prior year because of increased activity in the rental tool service line, which is the largest service line within Support Services, partially offset by lower pricing in that service line.  Operating profit increased in both segments due to a larger fleet of revenue-producing equipment, higher utilization, and cost leverage.

3rd Quarter 2008 Press Release

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
		(in thousands)
Revenues:
Technical Services	$203,462	$134,819	$557,977	$417,324
Support Services	33,755	27,142	91,156	86,713
Total revenues	$237,217	$161,961	$649,133	$504,037
Operating Profit:
Technical Services	$34,644	$20,558	$87,288	$87,271
Support Services	10,333	5,527	22,955	23,564
Corporate expenses	(2,743)	(2,728)	(7,768)	(7,974)
Gain on disposition of assets, net	1,998	1,306	4,998	4,492
Total operating profit	$44,232	$24,663	$107,473	$107,353
Other (Expense)/Income, net	(356)	200	(258)	1,624
Interest Expense	(1,241)	(1,391)	(3,962)	(2,513)
Interest Income	17	17	63	49

Income before income taxes	$42,652	$23,489	$103,316	$106,513

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our plans to continue to make capital expenditures in locations and service lines in which customer demand and projected financial returns are favorable; our outlook for the domestic oilfield services industry for the remainder of the year; the impact that recent softness in natural gas and oil prices, the current announcements by some of our customers that they plan to reduce their exploration and production spending, as well as any indications that the general economy is slowing the demand for natural gas and oil and ultimately our customers’ demands for services; and the impact that the turmoil in the financial markets may have for our capital expenditures and other capital structuring and capital allocation strategies.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable accounts; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, an inability to implement price increases, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	VP Corporate Finance
404.321.2140	404.321.2162
irdept@rpc.net	jlanders@rpc.net

3rd Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)		Third Quarter			Nine Months
			%			%
	2008	2007	BETTER	2008	2007	BETTER
			(WORSE)			(WORSE)
REVENUES	$237,217	$161,961	46.5%	$649,133	$504,037	28.8%
COSTS AND EXPENSES:
Cost of revenues	134,878	91,431	(47.5)	372,723	267,143	(39.5)
Selling, general and administrative expenses	29,660	26,327	(12.7)	86,987	79,229	(9.8)
Depreciation and amortization	30,445	20,846	(46.0)	86,948	54,804	(58.7)
Gain on disposition of assets, net	(1,998)	(1,306)	53.0	(4,998)	(4,492)	11.3
Operating profit	44,232	24,663	79.3	107,473	107,353	0.1
Interest expense	(1,241)	(1,391)	10.8	(3,962)	(2,513)	(57.7)
Interest income	17	17	-	63	49	28.6
Other (expense) income, net	(356)	200	NM	(258)	1,624	NM
Income before income taxes	42,652	23,489	81.6	103,316	106,513	(3.0)
Income tax provision	16,872	8,596	(96.3)	40,321	39,760	(1.4)
NET INCOME	$25,780	$14,893	73.1%	$62,995	$66,753	(5.6	) %

EARNINGS PER SHARE
Basic	$0.27	$0.15	80.0%	$0.65	$0.69	(5.8	) %
Diluted	$0.26	$0.15	73.3%	$0.64	$0.68	(5.9	) %

AVERAGE SHARES OUTSTANDING
Basic	96,802	96,426		96,728	96,128
Diluted	98,232	98,261		98,202	98,335

3rd Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$3,293	$9,657
Accounts receivable, net	218,616	160,312
Inventories	40,633	28,180
Deferred income taxes	5,293	4,469
Income taxes receivable	17,842	10,865
Prepaid expenses and other current assets	4,063	3,243
Total current assets	289,740	216,726
Property, plant and equipment, net	477,479	403,667
Goodwill	24,093	24,093
Other assets	9,743	6,050
Total assets	$801,055	$650,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$72,350	$51,819
Accrued payroll and related expenses	21,879	16,647
Accrued insurance expenses	5,705	4,551
Accrued state, local and other taxes	4,026	3,313
Income taxes payable	2,160	1,734
Other accrued expenses	411	555
Total current liabilities	106,531	78,619
Accrued insurance expenses	8,601	8,242
Notes payable to banks	185,600	148,850
Pension liabilities	5,174	5,823
Other long-term liabilities	2,562	2,302
Deferred income taxes	48,036	16,295
Total liabilities	356,504	260,131
Common stock	9,810	9,801
Capital in excess of par value	6,496	15,858
Retained earnings	430,778	369,850
Accumulated other comprehensive loss	(2,533)	(5,104)
Total stockholders' equity	444,551	390,405
Total liabilities and stockholders' equity	$801,055	$650,536

3rd Quarter 2008 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter		% BETTER	Nine Months		% BETTER
	2008	2007	(WORSE)	2008	2007	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$25,780	$14,893	73.1%	$62,995	$66,753	(5.6	) %
Add:
Income tax provision	16,872	8,596	(96.3)	40,321	39,760	(1.4)
Interest expense	1,241	1,391	10.8	3,962	2,513	(57.7)
Depreciation and amortization	30,445	20,846	(46.0)	86,948	54,804	(58.7)
Less:
Interest income	17	17	0.0	63	49	28.6
EBITDA	$74,321	$45,709	62.6%	$194,163	$163,781	18.6%

EBITDA PER SHARE
Basic	$0.77	$0.47	63.8%	$2.01	$1.70	18.2%
Diluted	$0.76	$0.47	61.7%	$1.98	$1.67	18.6%